Exhibit 99.2
TECHTARGET, INC. (TTGT)
FOURTH QUARTER AND FISCAL YEAR 2010
EARNINGS ANNOUNCEMENT
PREPARED REMARKS
TechTarget is posting to the investor information section of its corporate website a copy of these Prepared Remarks in combination with its financial results press release. These Prepared Remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our scheduled conference call. The conference call will begin today, February 17, 2011, at 5:30 pm (ET) and will include only brief comments followed by questions and answers. These Prepared Remarks will not be read on the call. To access the live broadcast of the question and answer session, please visit the Investor Information section of TechTarget’s website at http://investor.techtarget.com/.
Greg Strakosch, CEO
We executed very well in Q4, with online revenue up 21% to $24.3 million, which is a record quarterly amount for us. Our previous high water mark for quarterly online revenue was $20.6 million in Q2 2010. Online revenue for the year was up 14%, representing the type of growth we would expect from market share gains in a flat-budget environment.
As planned, event revenue was down 10% for the year as we reduced the number of events that we held. Gross margins on our event business expanded to 68% in 2010 from 60% in 2009, as we operated only our most profitable events. Our eventual revenue mix target for online is 90% of revenue.
We are encouraged that we are seeing growth from customer adoption of our new Activity Intelligence™ Platform, which increases both the quantity and quality of marketing and sales qualified leads. Over 100 of our advertisers took advantage of the Activity Intelligence Platform in the quarter. In addition, our international geo-targeted offerings continue to gain traction with revenues up over 50% both in the quarter and for the year. In 2010, international geo-targeted revenues represented approximately 8% of revenues versus 5% in 2009. We believe international geo-targeted revenues will represent more than 10% of revenues in 2011 and more than 20% of revenues in 3 to 5 years.
In terms of the macro environment, we continue to see improvement, with the caveat that customers are still cautious as they are waiting for more signs that we are in a sustained recovery. Normal seasonality seems to be coming back to the business as evidenced by the big end of the year push followed by the normal pullback in Q1 as companies finalize their 2011 budgets and marketing plans. Our conversations with customers regarding Q2 are encouraging as companies are planning for the busy product launch season. This is also reminiscent of normal seasonality, pre-downturn.
We continue to do a good job of balancing investment and profitability. Adjusted EBITDA was up 73% for the quarter and 42% for the year. Adjusted EBITDA margin was 27% for the quarter and 21% for the year.
We are optimistic that the investments that we’ve made during the downturn will continue to translate into market share gains and healthy growth to both the top and bottom lines. We are guiding to approximately 14% online revenue growth in 2011. We expect our events business to be roughly flat. We expect Adjusted EBITDA will grow approximately 33% in 2011 and the adjusted EBITDA margin will be approximately 25%. If IT marketing budgets grow, we are confident that most of the new incremental dollars will be allocated to online and, as a leading online player in the IT market, we will be one of the main beneficiaries which represents upside to the above guidance.

As a reminder, we completed a self tender for 5.9 million shares at $6 each on December 10th, bringing our share count down to 37 million shares as of December 31, 2010. Please make sure that you have the correct number of shares in your model as many financial websites have not updated the share count yet.
Jeff Wakely, CFO
Many of our prepared remarks contain a number of percentage changes as we discuss our financial performance. Unless otherwise indicated, each percentage change represents the year-over-year percentage change when comparing Q4 2010 to Q4 2009 or full year 2010 with full year 2009. In addition, these prepared remarks include a discussion on certain non-GAAP financial measures which are provided as a complement to the results provided in accordance with GAAP. We provide these non-GAAP financial measures as they best represent those measures used by management when reviewing our company’s performance. We define “adjusted EBITDA” as earnings before interest, other income and expense, taxes, depreciation, and amortization, as further adjusted to exclude stock-based compensation expense. We define “adjusted EBITDA margin” as adjusted EBITDA as a percentage of total revenues. We define “adjusted net income” as net income adjusted for amortization and stock-based compensation, as further adjusted for the related income tax impact of such adjustments. We define “adjusted net income per share” as adjusted net income as defined above divided by weighted average diluted shares outstanding.
Revenues
Fourth quarter revenues are as follows:

	Three Months Ended December 31,
					%
					Change
		% of		% of	2010 vs.
(In $000’s)	2010	Revenues	2009	Revenues	2009
Revenues:
Online	$24,265	90%	$20,071	86%	21%
Events	2,627	10	3,161	14	(17)

Total revenues	$26,892	100%	$23,232	100%	16%

The 21% increase in online revenues was primarily attributable to growth in our lead generation offerings and, to a lesser extent, banner sales volume. The 17% decrease in Q4 2010 events revenues is indicative of our decision made in the beginning of fiscal 2010 to focus only on those events that bring the company the best gross margin and to therefore cut back on the less profitable events. This decision proactively reduced the amount of overall event revenue in 2010 but increased the overall gross margin percentage on this 2010 revenue. For Q4 2010, our top 10 customers accounted for 35% of total revenues; in Q4 2009 our top 10 customers accounted for 37% of total revenues. Our Q4 2010 quarterly customer renewal rate for our top 100 customers was 97%.

Full year revenues are as follows:

	Twelve Months Ended December 31,
					%
					Change
		% of		% of	2010 vs.
(In $000’s)	2010	Revenues	2009	Revenues	2009
Revenues:
Online	$82,330	87%	$72,345	84%	14%
Events	12,679	13	14,152	16	(10)

Total revenues	$95,009	100%	$86,497	100%	10%

The 14% increase in online revenues was primarily attributable to growth in our lead generation offerings and, to a lesser extent, banner sales volume, offset in part by a decrease in third party revenues. For 2010, our top 10 customers accounted for 36% of total revenues; in 2009 our top 10 customers accounted for 35% of total revenues.
Gross Profit
Fourth quarter gross profit margin percentages are as follows:

	Three Months Ended December 31,
			% Change
			2010 vs.
	2010	2009	2009

Online gross profit margin	79%	75%	4%
Events gross profit margin	69	58	11

Total gross profit margin	78%	73%	5%

Full year gross profit margin percentages are as follows:

	Twelve Months Ended December 31,
			% Change
			2010 vs.
	2010	2009	2009

Online gross profit margin	77%	73%	4%
Events gross profit margin	68	60	8

Total gross profit margin	76%	71%	5%

The 500 basis point increase in both Q4 and full year 2010 total gross profit margin percentage was primarily due to increased online revenue and additional operating leverage from online and, to a lesser extent, events revenue and a reduction in search engine marketing costs that are included in online cost of sales. Q4 and full year 2010 events gross profit margin percentage increased 11% and 8%, respectively, primarily due as stated earlier to the fact that, in 2010, the company has scaled back its events business to focus only on those events that deliver the best margin performance.

Operating Expenses
Fourth quarter operating expenses are as follows:

	Three Months Ended December 31,
			$ Change	% Change
			2010 vs.	2010 vs.
(In $000’s)	2010	2009	2009	2009
Operating expenses:
Selling and marketing	$9,195	$7,989	$1,206	15%
Product development	1,950	2,113	(163)	(8)
General and administrative	4,494	5,888	(1,394)	(24)

Total operating expenses	$15,639	$15,990	$(351)	(2)%

Q4 2010 GAAP total operating expenses, excluding depreciation and amortization, decreased $0.4 million to $15.6 million compared to $16.0 million for Q4 2009. The portion of stock-based compensation expense included in GAAP total operating expenses was $1.8 million and $3.1 million for Q4 2010 and 2009, respectively. The reduction in stock-based compensation expense is primarily caused by the accelerated vesting in 2009 of some performance-based equity awards.
Additionally, Q4 2009 includes $1.1 million of professional fees related to a forensic audit conducted during that period. After eliminating the effect of the one-time audit cost and stock-based compensation, total operating expenses excluding depreciation and amortization increased $2.1 million to $13.9 million in Q4 10 from $11.8 million in Q4 09. The overall increase is primarily due to a $1.6 million increase in payroll-related expenses as a result of increased headcount and incentive compensation, including sales commissions, and a $0.5 million increase in other operating expenses, including travel and bad debt. Depreciation and amortization remained flat at $1.7 million in Q4 2010 compared with Q4 2009.
Full year operating expenses are as follows:

	Twelve Months Ended December 31,
			$ Change	% Change
			2010 vs.	2010 vs.
(In $000’s)	2010	2009	2009	2009
Operating expenses:
Selling and marketing	$35,667	$32,685	$2,982	9%
Product development	8,103	8,664	(561)	(6)
General and administrative	19,328	18,844	484	3

Total operating expenses	$63,098	$60,193	$2,905	5%

Full year 2010 GAAP total operating expenses, excluding depreciation and amortization, increased $2.9 million to $63.1 million compared to $60.2 million for 2009. The portion of stock-based compensation expense included in GAAP total operating expenses was $10.7 million and $12.1 million for 2010 and 2009, respectively. Included in the prior year’s results are one-time correcting accounting entries that increased total operating expenses by $0.7 million and there is an additional $1.4 million of professional fees related to a forensic audit that took place during 2009. After eliminating the effect of these accounting adjustments and stock-based compensation, total operating expenses excluding depreciation and amortization increased $6.4 million to $52.4 million in 2010 from $46.0 million in 2009. 2010 GAAP operating expenses by expense category as compared to 2009 operating expenses after eliminating the effect of the one-time accounting adjustments and stock-based compensation are as follows: selling and marketing expenses increased to $29.3 million from $26.2 million, product development expenses decreased to $7.6 million from $8.0 million and general and administrative expenses increased to $15.5 million from $11.7 million. The overall increase is primarily due to $3.9 million in payroll-related expenses caused by increased headcount and incentive compensation, including sales commissions, $0.7 million related to international expansion, $0.5 million in additional franchise and net worth taxes, and $0.6 million in increased facilities costs primarily related to the move into a new corporate headquarters on March 1, 2010. Depreciation and amortization remained flat at $6.9 million.

Net Income (Loss) and Net Income (Loss) Per Share
Fourth quarter net income (loss) and net income (loss) per diluted share are as follows:

	Three Months Ended December 31,
			% Change
			2010 vs.
(In $000’s, except per share amounts)	2010	2009	2009

Net income (loss)	$1,324	$(827)	260%

Net income (loss) per diluted share	$0.03	$(0.02)	250%

Full year net loss and net loss per diluted share are as follows:

	Twelve Months Ended December 31,
			% Change
			2010 vs.
(In $000’s, except per share amounts)	2010	2009	2009

Net loss	$(1,182)	$(5,116)	77%

Net loss per diluted share	$(0.03)	$(0.12)	75%

Adjusted EBITDA and Adjusted EBITDA Margin
Fourth quarter adjusted EBITDA and adjusted EBITDA margin are as follows:

	Three Months Ended December 31,
		Adj.		Adj.	% Change
		EBITDA		EBITDA	2010 vs.
(In $000’s)	2010	Margin	2009	Margin	2009

Adjusted EBITDA	$7,141	27%	$4,117	18%	73%

The Q4 2009 adjusted EBITDA numbers include $1.1 million of professional fees related to a forensic audit conducted during that period. After eliminating the effect of the one-time adjustments noted above, adjusted EBITDA increased $1.9 million to $7.1 million from $5.2 million and adjusted EBITDA margin increased to 27% in Q410 from 22% in Q409. The increase in adjusted EBITDA and adjusted EBITDA margin is primarily attributable to a $4.0 million increase in online gross profit offset in part by a $2.1 million increase in operating expenses. Q4 2010 is our twenty-seventh consecutive quarter of adjusted EBITDA profitability.

Full year adjusted EBITDA and adjusted EBITDA margin are as follows:

	Twelve Months Ended December 31,
		Adj.		Adj.	% Change
		EBITDA		EBITDA	2010 vs.
(In $000’s)	2010	Margin	2009	Margin	2009

Adjusted EBITDA	$19,813	21%	$13,949	16%	42%

The 2009 EBITDA numbers include $1.4 million of professional fees related to a forensic audit conducted during that period. After eliminating the effect of this one-time adjustment, adjusted EBITDA increased $3.5 million to $19.8 million from $16.3 million and adjusted EBITDA margin increased to 21% in 2010 from 19% in 2009. The increase in 2010 adjusted EBITDA and adjusted EBITDA margin is primarily attributable to a $9.8 million increase in online gross profit, offset in part by a $6.4 million increase in operating expenses.
Adjusted Net Income and Adjusted Net Income per Share
Fourth quarter adjusted net income and adjusted net income per share are as follows:

	Three Months Ended December 31,
			% Change
			2010 vs.
(In $000’s, except per share amounts)	2010	2009	2009

Adjusted net income	$3,247	$2,206	47%

Adjusted net income per share	$0.07	$0.05	40%

Full year adjusted net income and adjusted net income per share are as follows:

	Twelve Months Ended December 31,
			% Change
			2010 vs.
(In $000’s, except per share amounts)	2010	2009	2009

Adjusted net income	$8,536	$7,528	13%

Adjusted net income per share	$0.19	$0.17	12%

Balance Sheet Highlights
Our balance sheet and financial position remain strong. As of December 31, 2010, our cash, cash equivalents and investments totaled $50.1 million, which is down $34.8 million from our $84.9 million balance at September 30, 2010, and we have no outstanding bank debt. During the fourth quarter of 2010 we completed a tender offer of our own stock resulting in the purchase of approximately 5.9 million shares of our common stock for $35.3 million. The tender offer was financed completely off our own balance sheet which resulted in the decrease in cash, cash equivalents and investments in the fourth quarter of 2010. Working capital at December 31, 2010 is $61.8 million.

As stated above the tender offer resulted in the repurchase of approximately 5.9 million shares of our previously outstanding common stock. Outstanding common stock at December 31, 2010 is approximately 37.044 million shares.
Accounts receivable, net of allowance, increased $1.5 million from September 30, 2010 to $25.1 million at December 31, 2010. DSO at December 31, 2010 is 86 days, down from 99 days at September 30, 2010.
Don Hawk, President
Q4 was encouraging on a number of fronts. We were pleased to see the return of what felt to us like normal seasonal spending patterns, with a large uptick in sales demand for the fourth quarter and a Q1 pipeline that seems consistent with what we would expect based on our historical experience. Even more importantly, we believe that our Q4 results represent solid evidence that the efforts and investments that we’ve made at TechTarget during the downturn are continuing to produce tangible results.
We were particularly encouraged in Q4 that our strong online results were contributed to by all three customer segments that we have discussed on previous earnings calls — the largest dozen IT vendors in the market, our mid-sized accounts, consisting of our 100 largest online advertisers (excluding the 12 largest vendors), and our smaller accounts, outside of our top 100. The strongest contribution came out of our core mid-sized accounts, which produced nearly half of our overall online growth and grew at over 30% year over year. We saw similar growth trends from our smaller spenders. The growth of our large accounts remained fairly consistent with trends earlier this year, growing in the low double-digits year over year. The particularly strong performance of our mid-sized and smaller advertisers is an important indicator because these are the accounts that have shown the greatest sensitivity to the macro environment during the downturn.
Our growth was also well diversified at a media group level. We saw solid performance across the board, and notable levels of year over year growth in our Storage, Security, and Enterprise Applications groups. Enterprise Applications in particular is an area that we are excited about heading into 2011. In Q2 of last year, we acquired B-Eye Network, a site focused on business intelligence/analytics through its community of industry experts. We have done a good job of integrating that site into our Enterprise Applications value proposition and product offerings, and overall sales demand against the topic of Business Intelligence was strong in Q4 and looks promising heading into 2011.
We have consistently reiterated on previous earnings calls our belief that the downturn would be a good opportunity for us to invest in areas that would accelerate our growth in a more normalized spending environment. We feel that Q4 demonstrated this very clearly. Our Activity Intelligence platform — which enables us to send highly targeted promotions to our users based on their activity, and allows our customers to track and report off on specific activity metrics provided against their leads — is a great example. Our investments in our Activity Intelligence platform were geared towards two specific objectives: scalability for our lead generation capabilities, and increased visibility for our advertisers regarding where their leads are in the research process. By increasing our scalability, we position ourselves not just for overall higher sales demand, but to take advantage of periods of concentrated demand, where we need to deliver a high volume of targeted leads in a very short period. And by increasing our advertisers’ visibility on the leads we deliver, we make, our leads more actionable, and ultimately increase our business with these customers. Q4 provided evidence that we are meeting these objectives on both fronts. Like our overall online revenues, our lead generation revenues also saw a record quarter, with a material percentage of our Lead Gen revenue both sold and delivered within Q4. Additionally, we continue to increase the number of our Lead Generation customers that we are providing with Activity Intelligence around their leads with over 100 of our advertisers purchasing programs leveraging our Activity Intelligence Platform in the quarter.

Our international growth is another good example of where our investments are paying off. International geo-targeted revenues for Q4 were up significantly, and EMEA-targeted revenue was the single largest driver of that trend. We are seeing traction in EMEA in three areas — the largest IT vendors in the market are showing good receptivity to our international offerings, as we can offer a single point of purchase for regionally focused programs that combine our own international assets with those of our partners. Our on-the-ground sales force in London is beginning to contribute good growth from accounts that we are working from both sides of the Atlantic, as we work to establish and leverage UK-based contacts to our counterpart US-based contacts on existing TechTarget spenders. Also, our domestic sales force is now more focused than ever before on uncovering regional budgets that we may not previously have been able to tap into. Our investments in on-the-ground staffing, content, and lead gen program support are producing results for advertisers that are fueling our growth in EMEA and elsewhere.
Finally, the investment we have made during the downturn to support growth in branding programs is beginning to pay off in a material way. We saw nearly 30% year over year growth in Q4 in display advertising on our enterprise-focused sites. The investments we made during the downturn were primarily geared towards improving our capabilities for servicing large branding programs. During 2010, we launched a number of new interactive ad formats on our search sites that highlighted the level of engagement of our audience. We believe that the growth that we saw in this area in Q4 was as a result of our increasing success in convincing large advertisers to think of us as a core component in their branding programs.
As we look forward to Q1 and to the full year 2011, we feel that we are back in familiar territory. In our experience, advertisers spend the beginning of Q1 sorting out their media plans and marketing initiatives. Advertisers, at this point, seem cautiously optimistic. Our improved capabilities in lead generation, international offerings, and branding programs all lead us to believe that we are in a better position to drive and fulfill upon increased sales demand than we have ever been.
Financial Guidance
In the first quarter of 2011, the Company expects total revenues to be within the range of $22.5 million to $23.5 million; online revenues within the range of $20.5 million to $21.3 million; events revenues within the range of $2.0 million to $2.2 million and adjusted EBITDA to be within the range of $3.6 million to $4.4 million.
Summary
In summary, we are very pleased with our 2010 results, especially given the flat technology marketing budget environment. We are very optimistic about 2011 and beyond that the investments we made during the downturn on new product capabilities and our international efforts will continue to pay off on both the top and bottom line. Our guidance reflects strong growth for online revenues and even faster adjusted EBITDA growth. On top of that, we believe we are extremely well positioned to capture additional market share when marketing budgets start to grow again.

Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include a discussion of non-GAAP operating expenses, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “non-GAAP operating expenses” refers to a financial measure that we define as GAAP operating expenses excluding depreciation, amortization, stock-based compensation and certain nonrecurring expenses separately identified. The term “adjusted EBITDA” refers to a financial measure that we define as earnings before net interest, other income and expense, income taxes, depreciation, and amortization, as further adjusted to exclude stock-based compensation. The term “adjusted EBITDA margin” refers to a financial measure which we define as adjusted EBITDA as a percentage of total revenues. The term “adjusted net income” refers to a financial measure which we define as net income adjusted for amortization and stock-based compensation, as further adjusted for the related income tax impact of the adjustments. The term “adjusted net income per share” refers to a financial measure which we define as adjusted net income divided by adjusted weighted average diluted shares outstanding. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of non-GAAP operating expenses, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe non-GAAP operating expenses, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per share are relevant and useful information because it provides us and investors with additional measurements to compare the Company’s operating performance. These measures are part of our internal management reporting and planning process and are primary measures used by our management to evaluate the operating performance of our business, as well as potential acquisitions. The components of adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, adjusted EBITDA is used as one of the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our board of directors. Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward Looking Statements
Certain matters included in this press release may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the company and members of our management team. All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: our plan to commence a self-tender offer, guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services; relationships with customers, strategic partners and our employees; difficulties in integrating acquired businesses; and changes in economic or regulatory conditions or other trends affecting the Internet, Internet advertising and information technology industries. These and other important risk factors are discussed or referenced in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

TECHTARGET, INC.
Consolidated Statements of Operations
(in $000’s, except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues:
Online	$24,265	$20,071	$82,330	$72,345
Events	2,627	3,161	12,679	14,152

Total revenues	26,892	23,232	95,009	86,497

Cost of revenues:
Online (1)	5,131	4,933	19,033	19,378
Events (1)	816	1,323	4,066	5,600

Total cost of revenues	5,947	6,256	23,099	24,978

Gross profit	20,945	16,976	71,910	61,519

Operating expenses:
Selling and marketing (1)	9,195	7,989	35,667	32,685
Product development (1)	1,950	2,113	8,103	8,664
General and administrative (1)	4,494	5,888	19,328	18,844
Depreciation	630	675	2,389	2,219
Amortization of intangible assets	1,122	1,152	4,523	4,714

Total operating expenses	17,391	17,817	70,010	67,126

Operating income (loss)	3,554	(841)	1,900	(5,607)

Interest and other income (expense), net	(94)	73	176	267

Income (loss) before provision for (benefit from) income taxes	3,460	(768)	2,076	(5,340)

Provision for (benefit from) income taxes	2,136	59	3,258	(224)

Net income (loss)	$1,324	$(827)	$(1,182)	$(5,116)

Net income (loss) per common share:
Basic	$0.03	$(0.02)	$(0.03)	$(0.12)

Diluted	$0.03	$(0.02)	$(0.03)	$(0.12)

Weighted average common shares outstanding:
Basic	42,450	42,134	42,771	41,865

Diluted	44,935	42,134	42,771	41,865

(1) Amounts include stock-based compensation expense as follows:

Cost of online revenues	$37	$47	$173	$454
Cost of events revenues	18	(23)	87	94
Selling and marketing	1,208	1,227	6,380	6,025
Product development	100	183	520	535
General and administrative	472	1,697	3,841	5,515

TECHTARGET, INC.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in $000’s)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net income (loss)	$1,324	$(827)	$(1,182)	$(5,116)

Interest income, net	52	73	322	267
Other expense, net	146	—	146	—
Provision for (benefit from) income taxes	2,136	59	3,258	(224)
Depreciation	630	675	2,389	2,219
Amortization of intangible assets	1,122	1,152	4,523	4,714

EBITDA	5,306	986	8,812	1,326

Stock-based compensation expense	1,835	3,131	11,001	12,623

Adjusted EBITDA	$7,141	$4,117	$19,813	$13,949

TECHTARGET, INC.
Reconciliation of Net Income (Loss) to Adjusted Net Income and Net Income (Loss) per Diluted Share to Adjusted
Net Income per Share
(in $000’s, except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net income (loss)	$1,324	$(827)	$(1,182)	$(5,116)

Amortization of intangible assets	1,122	1,152	4,523	4,714
Stock-based compensation expense	1,835	3,131	11,001	12,623
Impact of income taxes	1,034	1,250	5,806	4,693

Adjusted net income	$3,247	$2,206	$8,536	$7,528

Net income (loss) per diluted share	$0.03	$(0.02)	$(0.03)	$(0.12)

Weighted average diluted shares outstanding	44,935	42,134	42,771	41,865

Adjusted net income per share	$0.07	$0.05	$0.19	$0.17
Adjusted weighted average diluted shares outstanding	44,935	43,945	45,005	43,191

Options, warrants and restricted stock, treasury method included in adjusted weighted average diluted shares above	—	1,812	2,234	1,326

Weighted average diluted shares outstanding	44,935	42,134	42,771	41,865

TECHTARGET, INC.
Financial Guidance for the Three Months Ended March 31, 2011
(in $000’s)

	For the Three Months
	Ended March 31, 2011
	Range

Revenues	$22,500	$23,500

Adjusted EBITDA	$3,600	$4,400

Depreciation, amortization and stock-based compensation	3,845	3,845
Interest income, net	25	25
Provision for income taxes	250	600

Net loss	$(470)	$(20)